Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-90338) on Form S-3 and the Registration Statements (Nos. 333-114810, 333-53224, 33-56844, 33-43595 and 33-16260) on Form S-8 of Immunomedics, Inc. of our reports dated September 7, 2005 with respect to the consolidated financial statements and schedules of Immunomedics, Inc., Immunomedics management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Immunomedics, included in this Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young LLP

MetroPark, New Jersey

September 9, 2005